CBIS Subsidiary, Cannabis Science Europe GmbH Acquires Majority Shares of German Bio Med GmbH Jinvator to Facilitate European Expansions, New Products, and Additional Clinical Studies

The Ground-Breaking Jinvator nanoGold test is the first and only early diagnostic test for HIV/AIDS! The nanoGold test gives HIV/AIDS no chance!

IRVINE, CA- (April 5, 2017) - Cannabis Science, Inc. (OTC PINK: CBIS), a U.S. company specializing in cannabis formulation-based drug development, is pleased to announce its subsidiary Cannabis Science Europe GmbH (CBIS EU) has acquired 74.9% of a German Bio Med Corporation “Jinvator Bio Med GmbH” (Jinvator), the creator of an ultra-sensitive rapid HIV/AIDS test based on nano-particle technology for the detection of HIV in the early stage of infection.

CBIS EU and Jinvator have agreed to immediately refine, develop, and bring the nanoGold test to market – a product that expedites early HIV-testing without the risk of diagnostic gaps. Both Companies will mutually share the development of intellectual property and innovative advancements of bringing the technology to consumers now.

HIV/AIDS is one of the most severe epidemics of modern times, affecting 34 million patients globally. The prospect of being cured increases with early detection. Recent studies have shown that newborns, when timely diagnosed, can be cured from HIV/AIDS. Despite current tests being able to detect HIV within three months of infection with a 99% chance, the 1% uncertainty factor still remains. The nanoGold test aims to eliminate that risk by using nanotechnology to safely diagnose HIV within one week of infection. The highly-sensitive nanoGold test has the capability to detect a single virus in blood or saliva with a 10,000-fold dilution. The test is also suitable for diagnosing HIV in newborn babies.

"There is an enormous market for the nanoGold test, ranging from the general public, to diagnostic laboratories, blood banks, and hospitals. As an original and unrivaled testing kit designed for convenience and quick diagnosis, there is opportunity for the product to be well-received globally. In addition, the nanoGold test is produced to be more cost-effective for the consumer, in contrast to other related products on the market. Moreover, it can be performed and evaluated easily without technical aids,” stated Jinvator President, Dr. R. S. Bhardwaj."

About Jinvator Bio Med GmbH

Jinvator Bio Med GmbH is a German Bio Medical Corporation that focuses on the production of pharmaceutical raw materials, development of therapeutics, medication, diagnostics and related products. The company assumes commercial and technological consulting and services for the biotechnological sector.

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About Cannabis Science, Inc.

Cannabis Science, Inc. takes advantage of its unique understanding of metabolic processes to provide novel treatment approaches to a number of illnesses for which current treatments and understanding remain unsatisfactory. Cannabinoids have an extensive history dating back thousands of years, and currently, there are a growing number of peer-reviewed scientific publications that document the underlying biochemical pathways that cannabinoids modulate. The Company works with leading experts in drug development, medicinal characterization, and clinical research to develop, produce, and commercialize novel therapeutic approaches for the treatment for illnesses caused by infections as well as for age-related illness. Our initial focus is on skin cancers, HIV/AIDS, and neurological conditions. The Company is proceeding with the research and development of its proprietary drugs as a part of this initial focus: CS-S/BCC-1, CS-TATI-1, and CS-NEURO-1, respectively.

Cannabis Science, Inc.

Dr. Allen Herman

Chief Medical Officer (CMO)

allen.herman@cannabisscience.com

Tel: 1-888-263-0832

Cannabis Science, Inc.

Mr. Raymond C. Dabney

President & CEO, Co-Founder

raymond.dabney@cannabisscience.com

Tel: 1-888-263-0832

Cannabis Science, Inc.

Investor Relations

Teresa Misenheimer

Email: teresa@cannabisscience.com Tel: 1-888-263-0832

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